Exhibit 10.1

August 7, 2013

Jeffery A. Surges

Dear Jeff:

This letter is written to confirm our agreement regarding the separation of your employment with Merge Healthcare Incorporated (“Merge Healthcare” or the “Company”).  You agree that your last day of employment with Merge Healthcare will be August 8, 2013.

You will receive your final regular pay check on the Company’s next payroll date after August 8, 2013.  This pay check will include your base salary and all unused and accrued paid time off through August 8, 2013, less any applicable deductions for benefits, withholding and taxes.

Conditions to Receipt of Severance Payments and Benefits.

In order to receive the severance payments and other benefits described below, you must (a) return all Company property and equipment by August 8, 2013; (b) sign and not timely revoke the release attached as Exhibit A (the “Release”); (c) sign and return this letter agreement prior to August 8, 2013 (the “Agreement”); and (d) not breach the terms of the Release or any other continuing contractual obligation that you have to Merge Healthcare, including under your Employment Agreement dated November 5, 2010, as amended herein (your “Employment Agreement”) (all of the foregoing referred to as the “Conditions”).  Please read the Release form carefully.  You should consult with an attorney regarding the Release.  You may take up to 21 days from the date of this letter to return the signed Release to the undersigned.  You must sign and return the Release within that 21 day period to be entitled to any severance payments or other benefits.  You will also be given 7 days after you sign and return the Release to revoke it; if you do not, the Release will become effective on the 8th day after we receive it (the “Effective Date”).  The Company will execute the Release as to the Company’s covenants therein within 7 days after the Effective Date.

Severance Payments.

In consideration of the Conditions set forth above, you will receive a total of $225,000.00, payable in 12 bi-monthly payments ($18,750 per payment), less applicable withholding and taxes (the “Severance Payments”).  The Severance Payments will be paid in accordance with Merge Healthcare’s regular payroll schedule, beginning with the first payroll cycle after the date on which the Release becomes effective.

COBRA Benefits:

In addition, as a further severance benefit, Merge Healthcare will pay or provide any accrued benefits and will continue until the earlier of (a) August 8, 2014 or (b) the date on which you become eligible for similar benefits under the benefits plans applicable to senior executives of another employer, welfare benefits to you and/or your family on terms and conditions substantially equivalent to those provided to the Company’s other senior executives or their families.  Specifically, such welfare benefits to be continued are:  medical, dental and vision insurance under the Company’s existing insurance plans.

Additional Stock Option Vesting Benefits.

As of July 31, 2013, you had vested previously-granted options with respect to 1,157,812.5 shares of Merge Healthcare’s common stock.  Previously-granted options with respect to 642,187.5 shares of Merge Healthcare’s common stock were not vested as of July 31, 2013 and, if not vested on or before your last date of employment, will be automatically cancelled.  You may not exercise any cancelled options in the future.

In consideration of the Conditions, Merge Healthcare has agreed to vest, on the effective date of the Release, previously-granted stock options with respect to 328,125 shares of Merge Healthcare’s common stock that would have vested on or before November 30, 2013 had you remained employed through such date.  All such options shall otherwise remain subject to all applicable terms and conditions contained in the Merge Healthcare 2005 Equity Incentive Plan.

You hereby acknowledge and agree that the foregoing summary of your vested and cancelled options is correct, and that you are not eligible for, or otherwise entitled to receive, any additional options to purchase Merge Healthcare’s common stock.

Please refer to the attached “Benefit Separation Information” handout (Exhibit B) for details regarding your participation in Merge Healthcare’s benefits programs.  Please refer to the attached copy of the Merge Healthcare 2005 Equity Incentive Plan (Exhibit C) for information regarding your continuing rights with respect to stock options that you have been previously granted.

Amendment of your Employment Agreement.

In accordance with Section 7(a) of your Employment Agreement, Merge Healthcare and you hereby agree to modify and amend your Employment Agreement, effective as of August 8, 2013, as follows:

1)	Replace the first sentence of Section 1 with the following:

The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on August 8, 2013.

2)	Replace Section 4(a) with the following:

(a)
Termination by Agreement.  The Company and the Executive hereby agree that the Executive’s employment will terminate on August 8, 2013 and provided that (in the case of clauses (ii) and (iii) below) Executive executes within thirty (30) days after August 8, 2013, and does not revoke, a general release in the form attached hereto as Exhibit A:

(i)	the Company shall pay to the Executive the Executive’s Annual Base Salary through August 8, 2013 in accordance with the Company’s payroll practices;

(ii)	the Company shall pay, in accordance with the Company’s payroll practices over six (6) calendar months, beginning with the Company’s first payroll cycle after August 8, 2013 (or such later date that any right that the Executive has to revoke his general release shall have lapsed), in 12 bi-monthly payments of $18,750.00 per payment (totaling $225,000.00); and

(iii)	the Company shall pay or provide any accrued benefits and shall continue, for one year after August 8, 2013 (or such earlier date as you shall become eligible for similar benefits applicable to senior executives under the plans of another employer), welfare benefits to the Executive and/or the Executive’s family on terms and conditions substantially equivalent to those provided to other senior executives of the Company or their families at such time (which period shall reduce the Executive’s COBRA coverage period by the same duration). Specifically, such welfare benefits to be continued are: medical, dental and vision insurance under the Company’s existing insurance plans.

All other provisions of your Employment Agreement shall remain in full force and effect, including the provisions of Section 5, which, by their terms, are designed to apply after the termination of the Executive’s employment.

Return of Company Property.

As required by our Technology and Confidential Information Policy, you are required to return all Merge Healthcare property promptly and, in any event, no later than August 8, 2013.  This will include but is not limited to customer lists, software, documents, keys of any kind (such as key fob, office, file cabinet, building or desk keys), office passes, parking passes, credit cards and all equipment (such as laptop, power supplies, laptop batteries, laptop bag and cell phone) that you have received from Merge Healthcare. You may return this property either in person, by hand-delivery, or via Federal Express.  For FedEx returns, please package the equipment to ensure safe delivery and use Merge Healthcare’s FedEx number previously provided to you. This number allows you to return the property at no cost to you.  Such FedEx package should be sent to:

Merge Healthcare
 Attention:  Alan Thornberry
900 Walnut Ridge Drive
Hartland, WI 53029

In the event that you do not return all Merge Healthcare property, you will not receive your severance payments or other benefits, and we reserve the right to pursue all appropriate remedies allowed by law.

Policies.

Please be aware that from your final day and for the 90-day period thereafter, you will continue to be bound by and subject to the Merge Healthcare Insider Trading Policy.  Also, you will continue to be bound by your non-disclosure, non-competition and/or non-solicitation agreements, even though your employment has terminated, to the extent provided in Section 5 of your Employment Agreement.

Litigation Costs.

Each party hereby agrees that if, after a reasonable attempt to reach a mutual agreement with respect to any controversy or dispute arising under this Agreement, your Employment Agreement or the Release, a party (or any party on his or its behalf) brings an action against the other party under this Agreement, your Employment Agreement or the Release, the non-prevailing party in such litigation will pay all costs, expenses and reasonable attorneys’ fees incurred by the prevailing party in connection with such action.  The provisions of this paragraph shall be in addition to, and interpreted consistently with, the provisions of Paragraph 15 of the Release, including the fourth sentence thereof.

On behalf of Merge Healthcare, thank you for your service and contributions.  We wish you success in your future endeavours.

Sincerely,

MERGE HEALTHCARE INCORPORATED

/s/ JUSTIN C. DEARBORN

Justin Dearborn
CEO

Enclosures:  Release Agreement  (Exhibit A)
  Benefit Separation Information  (Exhibit B)
  The Merge Healthcare 2005 Equity Incentive Plan  (Exhibit C)

AGREED:

By:	/s/ JEFFERY A. SURGES
Jeffery A. Surges

Date:	August 8, 2013

Benefit Separation Information

Health Coverage (Medical/Dental/Vision)
If you are currently covered under the medical or dental plans provided by Aetna, or the vision plans provided by VSP, your coverage will be effective until the last day of the month in which you are no longer employed.  Under federal legislation, you and your covered dependants have the right to choose continuation coverage through COBRA.

Merge Healthcare’s COBRA Administrator is Benefit Advantage.  They will be mailing COBRA election paperwork to your home address.  If you do not receive the information within 30 days of your termination date, please contact Merge Healthcare Human Resources.

Life Insurance (Group Life/AD&D and Supplemental Life/AD&D)
Your Group Life Insurance and AD&D coverage provided by Merge Healthcare ends as of the date in which you are no longer employed. You have the ability to convert your life plan into an individual policy.  There is a conversion form that you would need to complete to begin this process.

If you had supplemental life and/or AD&D coverage, you may have the opportunity to convert or port this coverage beyond your separation date.  Notify Human Resources if you are interested in receiving these forms.

Flexible Spending Accounts
Direct deposits into these accounts end on the last paycheck you receive after your last day of employment.  However, you may continue to request reimbursement of eligible expenses incurred through your separation date.  Claims must be submitted by March 31 following the close of the Plan Year.

If COBRA applies and you lose coverage due to a qualifying event, then those who were covered under the Medical Spending Account before the qualifying event may be able to continue participation in the Medical Spending Account by timely electing and paying for COBRA coverage. COBRA is not available if you have a negative account balance as of the qualifying event.  Dependent Care Spending Accounts are not considered health plans; therefore, federal COBRA regulations do not apply.

401K Retirement Plan
The 401(k) Retirement Savings plan is administered with Principal.  The plan number for this plan is #432972.  If you currently have money within the plan there are a number of options available for you to choose from to withdrawal your savings.  Principal will mail you a packet designed to help you decide what to do with the money you have accumulated in your account.  If you have an outstanding 401(k) loan, you will have 60 days to repay the loan in full.  If you choose not to re-pay your loan, it will be reported as taxable income and a 1099 will be issued.  You can contact Principal either by phone (800) 547-7754, or on-line at www.principal.com.

Stock Options or ESPP
For information regarding Stock Options or shares acquired through ESPP, please contact Julie Ann Schumitsch at julieann.schumitsch@merge.com or call 866.887.1424.

Payroll Check/W2 Future Viewing
Through ADP, our payroll provider, you may continue to access your existing pay statements and W-2 forms 24 hours a day, 7 days a week for up to three years from the date your last statement was issued.

•	Go to https://portal.adp.com/public/index.htm.
•	Log in with your Merge ID (EX. John Smith – login: JSmith@Merge)
•	Then you are able to view your paystubs and W2’s!

Outstanding Expense Reimbursement
In Concur, your account will remain available for two weeks after your termination date to allow for expense report submittal. If more time is needed, please send your request to mergepayroll@merge.com.  You can also request an email address change (to receive expense report status updates) by contacting the payroll team.

Access to Concur Premier
•	Click this link to access Concur Premier: Travel and Expense: https://www.concursolutions.com
•	Your username is firstname.lastname@merge.com Example: donald.driver@merge.com
•	Your current password must be used. To reset passwords, please contact mergepayroll@merge.com

Change of Address
In the event your address should change, please notify Human Resources.  They will need to change your address to ensure you receive all tax, 401k, and mailing information promptly.

Return of Company Property
As required by our Technology and Confidential Information Policy, you are required to return all Merge Healthcare property immediately following your final day.  This will include but is not limited to customer lists, software, documents, keys of any kind (such as key fob, office, file cabinets, building or desk keys), parking pass and all equipment (such as laptop, power supplies, laptop batteries, laptop bag and cell phone). You may return this property either in person, by hand-delivery, or via Federal Express.  For FedEx returns, please package the equipment to ensure safe delivery and use the following FedEx number: 2356-5510-1. This number allows you to return the property at no cost to you.  Such FedEx package should be sent to:

Merge Healthcare
 Attention:  IT Department
900 Walnut Ridge Drive
Hartland, WI 53029

In the event that you do not return all Merge Healthcare property, you will not receive your severance payment and we reserve the right to pursue all appropriate remedies allowed by law.

Unemployment Insurance Benefits
In general, the Federal-State Unemployment Insurance Program provides unemployment benefits to eligible workers who are unemployed through no fault of their own (as determined under State law), and meet other eligibility requirements of State law. Each State administers a separate unemployment insurance program within guidelines established by Federal law.

You should contact the State Unemployment agency as soon as possible after becoming unemployed. In some States you can file a claim by telephone or over the internet. To find information for a particular State, you can go to CareerOneStop website: http://www.servicelocator.org/OWSLinks.asp.

Career One Stop
CareerOneStop is a US Department of Labor sponsored Web site that offers career resources and workforce information to job seekers. You can call 877-US2-JOBS (877-872-5627) for information about career services and the location of the one-Stop Career Center near you.

•	CareerOneStop provides resources to foster talent development, career management, and lifelong learning. www.careeronestop.org
•	America’s Career InfoNet offers quick access to CareerOneStop’s occupation and industry information. www.careerinfonet.org
•	America’s Service Locator connects individuals to employment and training opportunities available at local One-Stop Career Centers. www.servicelocator.org

Human Resources Contact Information
Merge Healthcare
Attention: Human Resources
 900 Walnut Ridge Drive
Hartland, WI 53029
Email: hr@merge.com
Phone:  866.231.7876

MERGE HEALTHCARE INCORPORATED
2005 EQUITY INCENTIVE PLAN

1.             PURPOSE.

The purpose of the Merge Healthcare Incorporated 2005 Equity Incentive Plan (the “Plan”) is to advance the interests of Merge Healthcare Incorporated (the “Company”) and its shareholders by providing Directors, Consultants and those key employees of the Company and its Subsidiaries and Affiliates, upon whose judgment, initiative and efforts the successful conduct of the business of the Company and its Affiliates largely depends, with additional incentive to perform in a superior manner.  A purpose of the Plan also is to attract and retain personnel of experience and ability to the service of the Company and its Affiliates, and to reward such individuals for achievement of corporate and individual performance goals.

2.            DEFINITIONS.

(a)            “Affiliate” means an affiliate as that term is defined in Rule 12b–2 of the General Rules and Regulations of the Exchange Act; provided that, for purposes of determining Employees who may receive grants of Options or Stock Appreciation Rights that are exempt from Code Section 409A, the term “Affiliate” means any corporation in a chain of corporations or other entities beginning with the Company in which each corporation or other entity has a controlling interest in the other entity or corporation, with controlling interest determined pursuant to Treasury regulation section 1.414(c)‑2(b)(2)(i) except that the phrase “at least 20 percent” shall be used in place of the phrase “at least 80 percent” each place such phrase is used therein.

(b)            “Award” means a Stock Grant, a Performance Unit Grant, a Stock Unit Grant or a grant of Stock Appreciation Rights, Non–statutory Stock Options or Incentive Stock Options pursuant to the provisions of this Plan.

(c)            “Board of Directors” or “Board” means the board of directors of the Company.

(d)            “Code” means the Internal Revenue Code of 1986, as amended.

(e)            “Change in Control” of the Company shall have occurred when (i) any “person”, as the term is used in Section 3 of the Exchange Act (other than a Company employee benefit plan) is or becomes the “beneficial owner” as defined in Rule 16a–1 under the Exchange Act, directly or indirectly, of securities of the Company representing 50% or more of the Company’s outstanding securities ordinarily having the right to vote in the election of directors; (ii) individuals who constitute the Board on the date hereof (the “Incumbent Board”), cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three–quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s shareholders was approved by the same nominating committee serving under an Incumbent Board, shall be, for purposes of this clause (ii) considered as though he or she were a member of the Incumbent Board; (iii) consummation of a plan of reorganization, merger, or consolidation, in which the shareholders of the Company own less than 50% of the outstanding voting securities of the surviving entity; or (iv) a sale of substantially all of the Company’s assets, a liquidation or dissolution of the Company or a similar transaction.  Notwithstanding the foregoing, the consummation of the transactions contemplated by the Merger Agreement between the Company, Merge Cedara ExchangeCo Limited and Cedara Software Corp. shall not constitute a Change in Control.

Notwithstanding the foregoing, if an Award provides for the payment of deferred compensation that is subject to (and not exempt from) Code Section 409A, and if payment will be made under such Award upon a Change in Control, then the definition of Change in Control herein shall be deemed amended, to the minimum extent necessary, to conform to the requirements of Code Section 409A and the Administrator may include such an alternate definition of a Change in Control in the agreement or notice governing such Award.

(f)            “Committee” means the Compensation Committee of the Board, consisting of two or more Directors appointed by the Board pursuant to Section 3 hereof who are  “non–employee directors,” as defined in Rule 16b–3 promulgated by the SEC under the Exchange Act and “outside directors” as defined in Treas. Reg. 1.162–27 promulgated under the Code.

(g)            “Common Stock” means the Common Stock of the Company, $.01 par value per share.

(h)            “Consultant” means an individual, corporation, partnership, LLC or LLP providing services to the Company in an independent contractor capacity.

(i)            “Date of Grant” means the date an Award is effective pursuant to the terms hereof.

(j)            “Director” means a Director of the Company or a Subsidiary or Affiliate of the Company who is not also an Employee.

(k)            “Disability” means disability as defined in Code Section 409A.

(l)            “Employee” means any person who is employed by the Company or a Subsidiary or Affiliate of the Company on a full–time or part–time basis.

(m)            “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)            “Fair Market Value” shall mean, as of any date, (i) the closing price of the Common Stock on the principal national stock exchange on which the shares are listed on such date or, if shares were not traded on such date, then on the next preceding trading day during which a sale occurred; or (ii) if such stock is not listed on an exchange but is quoted on NASDAQ or a successor quotation system, (1) the last sales price (if the stock is then listed as a National Market Issue under the NASD National Market System) or (2) the mean between the closing representative bid and asked prices (in all other cases) for the stock on such date as reported by NASDAQ or such successor quotation system; or (iii) if such stock is not listed on an exchange and not quoted on NASDAQ or a successor quotation system, the mean between the closing bid and asked prices for the stock on such date, as determined in good faith by the Committee; or (iv) if the Common Stock is not publicly traded, the fair market value established by the Committee acting in good faith.

(o)            “Incentive Stock Option” means an Option granted by the Committee to a Participant, which Option is designated as an Incentive Stock Option pursuant to Section 9 of this Plan.

(p)            “Non–statutory Stock Option” means an Option granted to a Participant and which is not an Incentive Stock Option.

(q)            “Option” means an Award granted under Section 8 or Section 9 of this Plan.

(r)            “Participant” means an Employee of the Company or a Subsidiary or Affiliate chosen by the Committee to participate in the Plan, a Director of the Company or a Subsidiary or Affiliate of the Company chosen by the Committee to participate in the Plan or a Consultant to the Company or a Subsidiary or Affiliate of the Company chosen by the Committee to participate in the Plan.

(s)            “Performance Unit Grant” means a grant of a unit having a value determined by the Committee, accompanied by such restrictions as may be determined by the Committee under Section 10 of the Plan.

(t)            “Plan Year(s)” means a calendar year or years commencing on or after January 1, 2005.

(u)            “SEC” means the Securities and Exchange Commission.

(v)            “Stock Appreciation Right” means a grant of a right to receive a payment equal to the appreciation in the value of a share of Common Stock accompanied by such restriction as may be determined by the Committee under Section 11 of the Plan.

(w)            “Stock Grant” means a grant of shares of Common Stock accompanied by such restrictions as may be determined by the Committee under Section 7 of the Plan.

(x)            “Stock Unit Grant” means a grant of a unit having a value based on the value of the Company’s Common Stock accompanied by such restrictions as may be determined by the Committee under Section 10 of the Plan.

(y)            “Subsidiary” means a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

(z)            “Termination for Misconduct” means the termination of a Participant for gross negligence, commission of a felony or material violation of any established Company policies.

3.            ADMINISTRATION.

3.1            General.  The Plan shall be administered by the Committee.  The members of the Committee shall be appointed by the Board.  The Committee shall act by vote of a majority of its members or unanimous written consent.  The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make whatever determinations and interpretations in connection with the Plan it deems necessary or advisable with respect to Participants.  All determinations and interpretations made by the Committee shall be binding and conclusive on such Participants and on their legal representatives and beneficiaries.  In determining the number of shares of Common Stock with respect to which Options, Stock Appreciation Rights and Stock Grants, Performance Unit Grants or Stock Unit Grants are exercisable, fractional shares will be rounded up to the nearest whole number if the fraction is 0.5 or higher, and down if it is less.

3.2            Limitation on Liability.  No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan, any rule, regulation or procedure adopted by it pursuant thereto or any Awards granted under it.  If a member of the Committee is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of anything done or not done by him or her in such capacity under or with respect to the Plan, the Company shall indemnify such member against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he or she acted in good faith and in a manner reasonably believed to be in the best interests of the Company, and its Subsidiaries and Affiliates and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

4.                   TYPES OF AWARDS.

Awards under the Plan may be granted in any one or a combination of:

(a)            Stock Grants;

(b)            Non–statutory Stock Options;

(c)            Incentive Stock Options;

(d)            Stock Unit and Performance Unit Grants;

(e)            Stock Appreciation Rights

as defined in paragraphs 7, 8, 9, 10 and 11 of the Plan.

The Committee shall, in its discretion, determine from time to time which Participants will be granted Awards under the Plan, the number of shares of Common Stock subject to each Award, whether each Option will be an Incentive Stock Option or a Non‑statutory Stock Option (except that Incentive Stock Options may not be awarded to Consultants or Directors), the exercise price of an Option or Stock Appreciation Right and the restrictions, if any, which will be applicable to each Stock Grant, Performance Unit Grant or Stock Unit Grant.  In making all such determinations, the Committee shall take into account the duties, responsibilities and performance of each respective Participant, his or her present and potential contributions to the growth and success of the Company, his or her compensation and such other factors as the Committee shall deem relevant to accomplishing the purposes of the Plan.

No Participant shall have any voting or dividend rights or other rights of a shareholder in respect of any shares of Common Stock covered by an Option prior to the time the shares have been issued to the Participant.

5.            STOCK SUBJECT TO THE PLAN.

Subject to adjustment as provided in Section 17, the maximum number of shares reserved for Stock Grants, Stock Appreciation Rights Grants, Performance Unit Grants and Stock Unit Grants and for purchase pursuant to the exercise of Options granted under the Plan is Sixteen Million Five Hundred Thousand (16,500,000) shares of Common Stock.  The maximum aggregate number of shares that may be issued under the Plan through Incentive Stock Options is Five Million (5,000,000).

Of the total shares of Common Stock available under the Plan, Awards with respect to no more than Seven Hundred Fifty Thousand (750,000) shares of Common Stock shall be issued to any Participant in any calendar year.  No Participant may be granted Performance Unit Grants and/or Stock Unit Grants in any calendar year if the value of such Awards exceeds (or would exceed if performance goals are satisfied) 500% of the Participant’s total compensation during the current year (or if greater, 500% of the Participant’s compensation during a prior year).

The shares of Common Stock to be subject to the Plan may be either authorized but unissued shares or shares previously issued and reacquired by the Company.  To the extent that the Plan provides for the issuance of stock certificates with respect to Common Stock, the Company may, in lieu thereof, record the shares on a book entry account maintained by the Company’s transfer agent.  To the extent that Options are granted and Stock Appreciation Rights Grants, Stock Grants, Performance Unit Grants and Stock Unit Grants are made under the Plan, the shares underlying such Options, Stock Appreciation Rights Grants, Stock Grants, Performance Unit Grants and Stock Unit Grants will be unavailable for future grants under the Plan except that, to the extent that the Options, Stock Appreciation Rights Grants, Stock Grants, Performance Unit grants and Stock Unit Grants granted under the Plan terminate, expire, are canceled or are forfeited without having been exercised, new Awards may be made with respect to such shares.

6.            ELIGIBILITY.

Officers and other Employees (including Employees who also are Directors of the Company or its Subsidiaries or Affiliates) shall be eligible to receive Stock Grants, Performance Unit Grants, Stock Unit Grants, Incentive Stock Options, Stock Appreciation Rights and Non–statutory Stock Options under the Plan.  Directors and Consultants shall be eligible to receive Stock Grants, Stock Unit Grants, Stock Appreciation Rights and Non‑statutory Stock Options under the Plan.

7.            STOCK GRANTS.

7.1            General Terms.  Each Stock Grant may be accompanied by such restrictions, or may be made without any restrictions, as may be determined in the discretion of the Committee.  Such restrictions may include, without limitation, requirements that the Participant remain in the continuous employment of the Company or its Subsidiaries or Affiliates for a specified period of time, or that the Participant meet designated individual performance goals, or that the Company and/or one or more of its Subsidiaries or Affiliates meet designated performance goals.

7.2            Issuance Procedures.  A stock certificate representing the number of shares of Common Stock covered by a Stock Grant shall be registered in the Participant’s name and may be held by the Participant; provided however, if a Stock Grant is subject to certain restrictions, the shares of Common Stock covered by such Stock Grant shall be registered in the Participant’s name and held in custody by the Company.  Unless the Committee determines otherwise, a Participant who has been awarded a Stock Grant shall have the rights and privileges of a shareholder of the Company as to the shares of Common Stock covered by a Stock Grant, including the right to receive dividends and the right to vote such shares.  None of the shares of Common Stock covered by the Stock Grant may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of prior to the expiration or satisfaction of any applicable restrictions or performance requirements.  All of the shares of Common Stock covered by a Stock Grant shall be forfeited and all rights of a Participant who has been awarded such Stock Grant to such shares shall terminate without further obligation on the part of the Company in the event that any applicable restrictions or performance requirements do not expire or are not satisfied.  Upon forfeiture of shares of Common Stock, such shares shall be transferred to the Company without further action by the Participant.  Upon the expiration or satisfaction of any applicable restrictions, whether in the ordinary course or under circumstances set forth in Section 7.3, certificates evidencing shares of Common Stock subject to the related Stock Grant shall be delivered to the Participant, or the Participant’s beneficiary or estate, as the case may be, free of all such restrictions.

7.3            Accelerated Vesting.

(a)            Termination of Service.  If a Participant terminates service prior to vesting in any Stock Grant, all outstanding unvested Stock Grants shall be forfeited by such Participant; provided, however, that vesting may be accelerated in the sole discretion of the Committee.

(b)            Change in Control.  The vesting of all or part of an outstanding Stock Grant may be accelerated, in the sole discretion of the Board, in the event there is a Change in Control of the Company.

8.            NON–STATUTORY STOCK OPTIONS.

8.1            Grant of Non–statutory Stock Options.

(a)            Grants to Employees and Directors.  The Committee may, from time to time, grant Non–statutory Stock Options to Participants.

(b)            Terms of Non–Statutory Options.  Non–statutory Stock Options granted under this Plan are subject to the following terms and conditions:

(i)            Price.  The purchase price per share of Common Stock deliverable upon the exercise of each Non–statutory Stock Option shall be determined on the date the option is granted.  Such purchase price shall be the Fair Market Value of the Company’s Common Stock on the Date of Grant or such greater amount as determined by the Committee; provided, however, that the purchase price of a Non–statutory Stock Option granted under this Plan may be less than the Fair Market Value of the Common Stock on the date of Grant if the Grant: (i) involves the substitution of a Non–statutory Stock Option under this Plan for an outstanding option under another plan pursuant to a corporate transaction; and (ii) the requirements of Treas. Reg. 1.424–1 would be met if the Non–statutory Stock Option was an Incentive Stock Option.  Shares may be purchased only upon full payment of the purchase price in such manner as the Committee specifies, provided, however, that a Participant may exercise an Option through a cashless exercise as permitted by Federal Reserve Board Regulation T and the Company shall make reasonable efforts to facilitate such exercise.

(ii)            Terms of Options.  The term during which each Non–statutory Stock Option may be exercised shall be fifteen years from the Date of Grant, or such shorter period determined by the Committee.  The Committee shall determine the date on which each Non–statutory Stock Option shall become vested and may provide that a Non–statutory Stock Option shall become vested in installments.  The shares comprising each installment may be purchased in whole or in part at any time after such installment becomes vested.  The Committee may, in its sole discretion, accelerate the time at which any Non–statutory Stock Option becomes vested in whole or in part.

(iii)            Termination of Service.  Upon the termination of a Participant’s service for any reason other than Termination for Misconduct, the Participant’s Non–statutory Stock Options shall be exercisable only as to those shares which were vested at the date of termination and only for a period of six months following termination unless otherwise determined by the Committee in its sole discretion.

In the event of Termination for Misconduct, all rights under the Participant’s Non–statutory Stock Options shall expire upon termination of employment.

The vesting of all or a part of a Grant or Non–statutory Stock Options may be accelerated, in the sole discretion of the Board, in the event there is a Change in Control of the Company.

(iv)            Options for Cedara Employees.  Notwithstanding anything to the contrary in this Plan, Non–statutory options may be issued under this Plan to employees, former employees, directors and former directors of Cedara Software Corp. (and its affiliates) on the terms and conditions identified in the Merger Agreement between the Company, Merge Cedara ExchangeCo Limited and Cedara Software Corp.

9.            INCENTIVE STOCK OPTIONS.

9.1            Grant of Incentive Stock Options.

The Committee may, from time to time, grant Incentive Stock Options to Employees.  Incentive Stock Options granted pursuant to the Plan shall be subject to the following terms and conditions:

(a)            Price.  The purchase price per share of Common Stock deliverable upon the exercise of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Company’s Common Stock on the Date of Grant; provided, however, that the purchase price of an Incentive Stock Option granted under this Plan may be less than the Fair Market Value of the Common Stock on the Date of Grant if the Grant: (i) involves the substitution of an Incentive Stock Option for an outstanding incentive stock option under another plan pursuant to a corporate transaction; and (ii) the requirements of Treas. Reg. 1.424–1 are met with respect to the substitution.  However, if a Participant owns Common Stock representing more than 10% of the total combined voting power of all classes of Common Stock of the Company (or under Section 425(d) of the Code is deemed to own Common Stock representing more than 10% of the total combined voting power of all such classes of Common Stock), the purchase price per share of Common Stock deliverable upon the exercise of each Incentive Stock Option shall not be less than 110% of the Fair Market Value of the Company’s Common Stock on the Date of Grant.  Shares may only be purchased on full payment of the purchase price, provided, however, that a Participant may exercise an Option through a cashless exercise as permitted by Federal Reserve Board Regulation T and the Company shall use reasonable efforts to facilitate such exercise.

(b)            Amounts of Options.  Incentive Stock Options may be granted to any Employee in such amounts as determined by the Committee.  In the case of an option intended to qualify as an Incentive Stock Option, the aggregate Fair Market Value (determined as of the time the option is granted) of the Common Stock with respect to which Incentive Stock Options granted are exercisable for the first time by the Participant during any calendar year (under all plans of the Participant’s employer corporation and its parent and subsidiary corporations) shall not exceed $100,000.  The provisions of this Section 9.1(b) shall be construed and applied in accordance with Section 422(d) of the Code and the regulations, if any, promulgated thereunder.  To the extent an award under this Section 9.1 exceeds this $100,000 limit, the portion of the award in excess of such limit shall be deemed a Non–statutory Stock Option.

(c)            Terms of Options.  The term during which each Incentive Stock Option may be exercised shall be determined by the Committee, but in no event shall an Incentive Stock Option be exercisable in whole or in part more than ten years from the Date of Grant.  If at the time an Incentive Stock Option is granted to an Employee, the Employee owns Common Stock representing more than 10% of the total combined voting power of the Company (or, under Section 425(d) of the Code, is deemed to own Common Stock representing more than 10% of the total combined voting power of all such classes of Common Stock), the Incentive Stock Option granted to such Employee shall not be exercisable after the expiration of five years from the Date of Grant.

No Incentive Stock Option granted under this Plan is transferable except by will or the laws of descent and distribution and is exercisable in his lifetime only by the Employee to whom it is granted.  After death an Incentive Stock Option may be exercised by the beneficiary described in Section 16 below.

The Committee shall determine the date on which each Incentive Stock Option shall become vested and may provide that an Incentive Stock Option shall become vested in installments.  The shares comprising each installment may be purchased in whole or in part at any time after such installment becomes vested, provided that the amount able to be first exercised in a given year is consistent with the terms of Section 422 of the Code.  The Committee may, in its sole discretion, accelerate the time at which any Incentive Stock Option becomes vested in whole or in part, provided that it is consistent with the terms of Section 422 of the Code.

(d)            Termination of Service.  Upon the termination of a Participant’s service for any reason other than Termination for Misconduct, the Incentive Stock Options shall be exercisable only as to those shares which were vested at the date of termination and only for a period of six months following termination (unless otherwise determined by the Committee in its sole discretion); provided, however, that such option shall not be eligible for treatment as an Incentive Stock Option in the event such option is exercised more than three months following the date of the Participant’s cessation of employment.

In the event of Termination for Misconduct, all rights under the Participant’s Incentive Stock Options shall expire upon termination of employment.

The vesting of all or a part of a grant of Incentive Stock Options may be accelerated, in the sole discretion of the Board, in the event there is a Change in Control of the Company.

10.          PERFORMANCE UNIT GRANTS AND STOCK UNIT GRANTS.

10.1            General Terms.  Each Stock Unit shall entitle the Participant receiving it to a cash payment equal to the Fair Market Value of a share of Common Stock or the issuance of one share of Common Stock.  Each Performance Unit shall have a value which is established by the Committee.  Each Stock Unit Grant and Performance Unit Grant shall be accompanied by such restrictions as may be determined in the discretion of the Committee.  Such restrictions may include, without limitation, requirements that the Participant remain in the continuous employment of the Company or its Subsidiaries or Affiliates for a specified period of time or that the Participant meets designated individual performance goals, or that the Company and/or one or more of its Subsidiaries or Affiliates meet designated performance goals.

10.2            Payment of Stock Unit or Performance Unit Value.  Upon the expiration or satisfaction of any applicable restrictions or performance requirements with respect to Stock Units or Performance Units, the Participant receiving such Stock Unit Grants or Performance Unit Grants shall be entitled to receive a payout of the Stock Unit or Performance Unit value in cash or in Common Stock.  Unless the Committee determines otherwise, a Participant who has been awarded a Stock Unit or Performance Unit shall not have the right to any amounts as the result of the payment of dividends with respect to the underlying Common Stock.  Stock Units and Performance Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of prior to the expiration or satisfaction of any applicable restrictions or performance requirements.

10.3.            Accelerated Vesting.

(a)            Termination of Service.  If a Participant terminates service prior to vesting in any Performance Unit Grant or Stock Unit Grant, all outstanding Stock Unit Grants and Performance Unit Grants shall be forfeited by the Participant provided, however, that vesting may be accelerated in the sole discretion of the Committee.  For purposes of this Section 10.3(a), with respect to Awards that are subject to (and not exempt from) Code Section 409A, a Participant will not be deemed to have terminated service unless he shall have separated from service within the meaning of Code Section 409A, applying the default rules thereof.

(b)            Change in Control.  The vesting of all or a part of an outstanding Stock Unit Grant and Performance Unit Grant may be accelerated, in the sole discretion of the Board, in the event there is a Change in Control of the Company.

11.          STOCK APPRECIATION RIGHTS.

11.1            Grant of Stock Appreciation Rights.

(a)            Grants.  The Committee may, from time to time, grant Stock Appreciation Rights to Participants.  Each Stock Appreciation Right shall entitle the Participant receiving it to a cash payment, or shares of Common Stock with a Fair Market Value, equal to the excess (if any) of the Fair Market Value of a share of the Company’s Common Stock on the date the Stock Appreciation Right is exercised over the grant price for such Stock Appreciation Right.

(b)            Terms of Stock Appreciation Rights.  Stock Appreciation Rights granted under this Plan are subject to the following terms and conditions:

(i)            Price.  The grant price for each Stock Appreciation Right shall be determined on the date the Stock Appreciation Right is granted.  Such grant price shall be the Fair Market Value of a share of the Company’s Common Stock on the date of Grant or such greater amount as determined by the Committee.

(ii)            Term.  The term during which each Stock Appreciation Right may be exercised shall be fifteen years from the Date of Grant, or such shorter period determined by the Committee.  The Committee shall determine the date on which each Stock Appreciation Right shall become vested and may provide that Stock Appreciation Rights shall become vested in installments.  The Committee may, in its sole discretion, accelerate the time at which any Stock Appreciation Rights may be vested in whole or in part.

(iii)            Termination of Service.

Upon the termination of a Participant’s service for any reason other than Termination for Misconduct, the Participant’s Stock Appreciation Rights shall be exercisable only as to those rights which were vested at the date of termination and only for a period of six months following termination (unless otherwise determined by the Committee in its sole discretion).

In the event of Termination for Misconduct, all rights under the Participant’s Stock Appreciation Rights shall expire upon termination of employment.

The vesting of all or a part of a Grant of Stock Appreciation Rights may be accelerated, in the sole discretion of the Board, in the event there is a Change in Control of the Company.

12.          RIGHTS OF A SHAREHOLDER; NO TRANSFERABILITY.

No Participant shall have any rights as a shareholder with respect to any shares covered by an Award until the date of issuance of such shares.  Nothing in this Plan or in any Award granted confers on any person any right to continue in the employ of the Company or its Affiliates or to continue as a Director of the Company or its Affiliates or to continue as a Consultant to the Company or its Affiliates or interferes in any way with the right of the Company or its Affiliates to terminate a Participant’s services as an officer, Employee, Consultant or Director at any time.

No Option or other Award granted under this Plan is transferable except by will or the laws of descent and distribution and is exercisable in his or her lifetime only by the Participant to whom it is granted.  No Option or other Award (or interest or right therein) may be subject to pledge, encumbrance, assignment, levy, attachment or garnishment.

13.          AGREEMENT WITH GRANTEES.

Each Award of Options or Stock Appreciation Rights will be evidenced by a written agreement, executed by the Participant and the Company or its Subsidiaries or Affiliates which describes the conditions for receiving the Options or Stock Appreciation Rights including the date of grant of the Option or Stock Appreciation Rights Award, the purchase price if any, applicable periods, and any other terms and conditions as may be required by applicable securities law.

The proper officers of the Company shall advise each Participant who is awarded a Stock Grant, Performance Unit Grant or Stock Unit Grant, in writing, of the number of shares to which it pertains and the terms and conditions and any restrictions or performance requirements applicable to such Stock Grant, Performance Unit Grant or Stock Unit Grant; provided they are not inconsistent with the terms, conditions and provisions of the Plan.

14.          RESTRICTIONS ON SHARES.

The Committee may require, before any shares of Common Stock are issued pursuant to this Plan, that the Participant agrees to subject the shares to such holding periods and restrictions as are determined by the Committee.

15.          PERFORMANCE BASED COMPENSATION.

(a)            In General.  All Stock Appreciation Rights, Non–statutory Stock Options and Incentive Stock Options issued to employees employed in the United States are intended to be performance based compensation, within the meaning of the Code Section 162(m)(4)(C) and such Options and Stock Appreciation Rights shall conform to the requirements of Code Section 162(m)(4)(C) and the regulations thereunder.  The Committee may, in its discretion, make Stock Grants, Performance Unit Grants and Stock Unit Grants performance based compensation within the meaning of IRC §162(m)(4)(C).

With respect to Stock Grants, Performance Unit Grants and Stock Unit Grants awarded to Employees employed in the United States that are intended to qualify as “performance based” within the meaning of Code Section 162(m)(4)(C), the Committee shall (i) establish in writing the applicable objective performance goals and all related terms no later than 90 days after the commencement of the period of service to which the performance goals relate (or such earlier or later date as may be applicable deadline for compensation payable hereunder to qualify as “performance based” within the meaning of Code Section 162(m)(4)(C)), and (ii) designate the Awards that are to qualify as “performance based” with the meaning of Code Section 162(m)(4)(C).  After the period over which the performance goals are measured, the Committee shall certify that such performance goals are satisfied and may adjust the Award downward but not upward.

(b)            Performance Goals.  The performance goals to be used for purposes of grants which are intended to qualify as performance based compensation within the meaning of Code Section 162(m)(4)(C) shall be based on any of the following measures:

(1)            Earnings per share;

(2)            Net income (before or after taxes);

(3)            Net income from continuing operations;

(4)            Return measures (including, but not limited to, return on assets, equity, capital or investment);

(5)            Cash flow (including, but not limited to, operating cash flow and free cash flow);

(6)            Cash flow return on investment;

(7)            Earnings before or after taxes, interest, depreciation and/or amortization;

(8)            Internal rate of return or increase in net present value;

(9)            Dividend payments;

(10)         Gross revenues;

(11)         Gross margins;

(12)         Internal measures widely accepted in the industry.

16.          DESIGNATION OF BENEFICIARY.

A Participant may, with the consent of the Committee, designate a person or persons to receive, in the event of death, any Award to which the Participant would then be entitled.  Such designation will be made upon forms supplied by and delivered to the Company and may be revoked in writing.  If a Participant fails effectively to designate a beneficiary, then the Participant’s estate will be deemed to be the beneficiary.

17.          ADJUSTMENTS.

In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin–off, reorganization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares without receipt or payment of consideration by the Company, the Committee will make such adjustments to previously granted Awards, to prevent dilution or enlargement of the rights of the Participant, including any or all of the following:

(a)            adjustments in the aggregate number or kind of shares of Common Stock which may be awarded under the Plan, including the number or kind of shares subject to the per participant limit and the Incentive Stock Option limit specified in Section 5;

(b)            adjustments in the aggregate number or kind of shares of Common Stock covered by Awards already made under the Plan;

(c)            adjustments in the purchase price of outstanding Incentive and/or Non‑statutory Stock Options and the grant price of outstanding Stock Appreciation Rights.

No such adjustments may, however, materially change the value of benefits available to a Participant under a previously granted Award.

Unless the Committee determines otherwise, any such adjustment to an Award that is exempt from Code Section 409A shall be made in a manner that permits the Award to continue to be so exempt, and any adjustment to an Award that is subject to Code Section 409A shall be made in a manner that complies with the provisions thereof.

18.          WITHHOLDING/TAXES TREATMENT/GOVERNMENTAL AUTHORITY.

There may be deducted from each distribution of cash and/or Common Stock under the Plan the amount of tax required by any governmental authority to be withheld or paid.  The Company may also require a Participant to take, or the Company may take, any other action as may be required by a governmental authority in connection with any payment or issuance or release of shares under the Plan and the Company may refrain from making any such payment or issuing or releasing any such shares until such action is taken.

Notwithstanding any provisions of this Plan, the Company does not guarantee to any Participant or any other person with an interest in an Award that any Award intended to be exempt from Code Section 409A shall be so exempt, nor that any Award intended to comply with Code Section 409A or Code Section 422 shall so comply, nor will the Company or any Affiliate indemnify, defend or hold harmless any individual with respect to the tax consequences of any such failure.

19.          REGISTRATION OF PLAN AS S–8.

The Company has registered the Plan on a Form S–8 and intends to take such additional action as is necessary in connection with such registration.  The Company may in its sole discretion, however, elect to terminate such registration.

20.          TERMINATION AND AMENDMENT ON THE PLAN.

The Board of Directors may at any time, and from time to time, suspend, terminate, modify or amend the Plan in any respect.

The Board may determine that shareholder approval of any amendment to this Plan may be advisable for any reason, including but not limited to, for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities or other laws or satisfying applicable stock exchange listing requirements.

Such suspension, termination, modification or amendment may not adversely affect the rights of a Participant under an outstanding Award without his or her consent, except the Board may, in connection with a Change in Control and without obtaining the consent of any Participant, either: (i) replace the Awards granted under this Plan with substantially similar awards under another plan of another party to the Change in Control; or (ii) make a cash payment to all Participants with respect to Options and Stock Appreciation Rights equal to the difference between the Fair Market Value of the Common Stock on the date of the Change in Control and the exercise price per share of an Option or the grant price of a Stock Appreciation Right, as the case may be, on the Date of Grant and equal to the value of the Stock Unit Grant or Performance Unit Grant.  Options granted under another plan shall not be substantially similar unless the shares acquired through the exercise of such options are readily tradable on an established securities market.

No Awards under the Plan shall be granted more than ten (10) years after the Amended and Restated Effective Date of the Plan.

Notwithstanding anything in this Plan to the contrary, with regard to Options and Stock Appreciation Rights that are intended to be exempt from Code Section 409A, neither the Board nor any other person may decrease the exercise price of any Option or the grant price of any Stock Appreciation Right nor take any action that would result in a deemed decrease of the exercise price of an Option or grant price of a Stock Appreciation Right under Code Section 409A, after the date of grant, except in accordance with Section 17 and Section 1.409A-1(b)(5)(v)(D) of the Treasury Regulations, or in connection with a transaction which is considered the grant of a new Option or Stock Appreciation Right for purposes of Section 409A of the Code, provided that the new exercise price or grant priceis not less than the Fair Market Value of a share of Common Stock on the new grant date.

21.          EFFECTIVE DATE OF PLAN.

The Plan, as amended and restated herein, shall become effective as of the date that the amended and restated Plan is approved by shareholders at an annual or special meeting of shareholders of the Company (the “Amended and Restated Effective Date”).

22.          APPLICABLE LAW.

The Plan will be administered in accordance with the laws of the State of Wisconsin, without reference to conflict of law principles thereof, to the extent not preempted by Federal law as now or hereafter in effect.

23.                COMPLIANCE WITH SECTION 16.

With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b–3 or its successors under the Exchange Act.  To the extent any provision of the Plan or action by the Administrator fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

Board of Directors Date Adopted:	/s/ Justin C. Dearborn
April 21, 2011	Justin C. Dearborn
Chief Executive Officer

Date Approved by Shareholders:	/s/ Ann G. Mayberry–French
June 2, 2011	Ann G. Mayberry–French
Corporate Secretary

Effective:  May 24, 2005
Amended and Restated Effective Date:  August 19, 2008
Further Amended Effective:  September 21, 2010
Further Amended Effective:  June 2, 2011

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